Exhibit 99.1


FOR IMMEDIATE RELEASE                                           OCTOBER 29, 2003
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                     VALSPAR UPDATES 2003 EARNINGS OUTLOOK;
                           PLANS FOURTH QUARTER CHARGE

MINNEAPOLIS, MINNESOTA - The Valspar Corporation (NYSE-VAL), a leading coatings manufacturer, announced today that it will record a fourth quarter after-tax earnings charge of $15.2 million or 29(cent) per share for estimated future service claims expense associated with its furniture protection plans. The Company said that it expects full year earnings before the charge, for the period ending October 31, 2003, to be in line with expectations and consistent with its previously estimated range of $2.40 to $2.50 per share. Actual results for the year will be announced on November 24, 2003.

Commenting on Valspar's earnings outlook, Richard M. Rompala, Chairman and Chief Executive Officer, said, "All of our coatings product lines are performing well. However, our furniture protection plans sold through U.S. furniture retailers have experienced higher than expected claims. We have responded with operational changes to address this issue, including discontinuing sales of a comprehensive furniture protection plan that came with the Lilly acquisition. The earnings charge relates to future claims expense due primarily to this discontinued program."



For further information, contact Deborah D. Weiss, Vice President and Treasurer of Valspar at 612-375-7302.


NOTE: Valspar will host a conference call on Wednesday, October 29th at 9:00 AM CST (10:00 AM EST). The call can be heard live over the Internet at Valspar's website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30
PM, using access code 704570.

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THIS PRESS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS. THESE
FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT'S EXPECTATIONS AND BELIEFS CONCERNING FUTURE EVENTS. FORWARD-LOOKING STATEMENTS ARE NECESSARILY SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS, MANY OF WHICH ARE OUTSIDE THE CONTROL OF THE COMPANY THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS. THESE UNCERTAINTIES AND OTHER FACTORS INCLUDE DEPENDENCE OF INTERNAL EARNINGS GROWTH ON ECONOMIC CONDITIONS AND GROWTH IN THE DOMESTIC AND INTERNATIONAL COATINGS INDUSTRY; RISKS RELATED TO ANY FUTURE SIGNIFICANT ACQUISITIONS, INCLUDING RISKS OF ADVERSE CHANGES IN THE RESULTS OF ACQUIRED BUSINESSES, RISKS OF DISRUPTIONS IN BUSINESS RESULTING FROM THE INTEGRATION PROCESS AND HIGHER INTEREST COSTS RESULTING FROM FURTHER BORROWING FOR ANY SUCH ACQUISITIONS; OUR RELIANCE ON THE EFFORTS OF VENDORS, GOVERNMENT AGENCIES, UTILITIES AND OTHER THIRD PARTIES TO ACHIEVE ADEQUATE COMPLIANCE AND AVOID DISRUPTION OF OUR BUSINESS; CHANGES IN THE COMPANY'S RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; UNUSUAL WEATHER CONDITIONS THAT MIGHT ADVERSELY AFFECT SALES; CHANGES IN RAW MATERIALS PRICING AND AVAILABILITY; CHANGES IN GOVERNMENTAL REGULATION, INCLUDING MORE STRINGENT ENVIRONMENTAL, HEALTH AND SAFETY REGULATIONS; THE NATURE, COST AND OUTCOME OF PENDING AND FUTURE LITIGATION AND OTHER LEGAL PROCEEDINGS; THE OUTBREAK OF WAR AND OTHER SIGNIFICANT NATIONAL AND INTERNATIONAL EVENTS; AND OTHER RISKS AND UNCERTAINTIES. THE FOREGOING LIST IS NOT EXHAUSTIVE, AND THE COMPANY DISCLAIMS ANY OBLIGATIONS TO SUBSEQUENTLY REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.